UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*



                               Endovasc Ltd., Inc.
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                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
 ---------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    29264M101
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 29264M101                  13G                      Page 2 of 4 Pages
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1.       NAMES OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  David F. Miller
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 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                              (a)   |_|
                                                              (b)   |_|
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 3.      SEC USE ONLY
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 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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  NUMBER OF                5.      SOLE VOTING POWER

   SHARES                          8,000,000 shares of Common Stock
                           --------------------------------------------------
BENEFICIALLY               6.      SHARED VOTING POWER

  OWNED BY                          0
                           --------------------------------------------------
    EACH                   7.      SOLE DISPOSITIVE POWER

 REPORTING                         8,000,000 shares of Common Stock
                           --------------------------------------------------
PERSON WITH                8.      SHARED DISPOSITIVE POWER

                                   0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,000,000 shares of Common Stock
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9     16.1%

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12.  TYPE OF REPORTING PERSON                  IN
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
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CUSIP No. 29264M101                  13G                      Page 3 of 4 Pages
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ITEM 1   (a) NAME OF ISSUER: Endovasc Ltd., Inc.

ITEM 1   (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  15001 Walden Road, Suite 108, Montgomery, TX 77356

ITEM 2   (a) NAME OF PERSON FILING: David F. Miller

ITEM 2   (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  804 S. 4th Street, La Porte, Texas 77571

ITEM 2   (c) CITIZENSHIP: United States

ITEM 2   (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2   (e) CUSIP NUMBER:  29264M101

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
         13D-2(B):  Not applicable

ITEM 4   OWNERSHIP

  (a) AMOUNT BENEFICIALLY OWNED: 8,000,000 Shares of Common Stock
  (b) PERCENT OF CLASS: 16.1%
  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
     (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE: 8,000,000
     (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE: 0
     (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 8,000,000
     (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0

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CUSIP No. 29264M101                  13G                      Page 4 of 4 Pages
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ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

         Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September 18, 2001

                                      /s/ David F. Miller
                                      ----------------------------------------
                                      David F. Miller